Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. reported net income for the year ended December 31, 2005 of $8.414 million compared to $7.507 million for the same period in 2004, an increase of 12%. Diluted earnings per share were $2.19 for the year ended December 31, 2005 compared to $1.97 for the same period in 2004, an increase of 11%. Net income for the fourth quarter ended December 31, 2005 amounted to $2.329 million compared to $2.004 million for the same three-month period in 2004, an increase of 16%.  Diluted earnings per share were $0.60 for the fourth quarter compared to $0.52 for the fourth quarter 2004, an increase of 15%.

The increase in net income over the prior year was due primarily to the increase in net interest income and a reduction in the provision for loan losses, partially offset by increases in non-interest expense and a decline in non-interest income.  The net income increase for the current quarter over the same period in the prior year was due primarily to the increase in net interest income, partially offset by an increase in non-interest expense.  Net interest income posted growth of 19% over the respective 2004 year-to-date and quarter-to-date periods, resulting primarily from the growth in the loan portfolio and, to a lesser degree, to the increase in net interest margin due to the increases in market interest rates, particularly the prime lending rate, which has increased 325 basis points since June 2004.  The provision for loan losses was $1.135 million for the year ended December 31, 2005, compared to $1.650 million for the 2004 period.  The larger provision in 2004 primarily resulted from charge-offs that occurred during the first quarter of that year.  Net charge-offs for 2005 were $8 thousand.  The provision for loan losses reflects management’s assessment of the adequacy of the allowance for loan losses to support the estimated credit risk inherent in the loan portfolio, including the level of charge-offs, portfolio composition and growth during the period.  Non-interest expense increased 18% and 15% over the respective 2004 year-to-date and quarter-to-date periods, reflecting the company’s growth and strategic initiatives, including the 2004 branch expansion into the new markets of Andover, MA and Salem, NH, and the July 2005 opening of our second Tewksbury, MA branch, as well as increases in professional costs associated with the financial reporting requirements of the Sarbanes-Oxley Act.  Non-interest income declined compared to the respective prior periods, due primarily to a decrease in net gains realized on the sales of investment securities and a reduction in deposit-servicing fee income, partially offset by increases in miscellaneous other income.  The reduction in deposit-servicing fee income was due primarily to the higher earnings credit rates paid on business checking accounts, which offset the service charges assessed.  The increase in miscellaneous other income was due primarily to the sale of a merchant credit card services portfolio, income related to bank-owned life insurance and to the purchase of state tax credits.

In addition to the results of operations reported above, the company, led by robust loan originations, continued its steady asset growth.  Total loans increased 23% over the prior year, to $699.7 million at December 31, 2005. Total assets amounted to $918.5 million at December 31, 2005, an increase of 8% over December 31, 2004.  Investment assets under management were $425.0 million at December 31, 2005 compared to $363.3 million at December 31, 2004, an increase of 17%. Total assets under management increased 10% since December 31, 2004, and amounted to $1.366 billion at December 31, 2005.  Total deposits were $775.4 million at December 31, 2005, an increase of 1% compared to December 31, 2004.  Deposits were impacted by a large deposit received late in December 2004, and withdrawn early in January 2005.  Growth was 5%, excluding this item.

Two significant actions were taken at the January 17 Board of Directors meeting.  First, the Board voted to declare quarterly dividends beginning in 2006.  The first quarterly dividend of $0.14, will be paid on March 1, 2006 to shareholders of record as of February 8, 2006.  On an annualized basis, this quarterly dividend represents a 16.7% increase over the prior year’s annual dividend.  In light of our recent listing on NASDAQ, and in keeping with the practices of other NASDAQ-listed companies, the Board of Directors felt it was an appropriate time to institute quarterly dividends.  We feel this policy provides greater flexibility for our growing shareholder base, and further rewards our investors for the confidence they have placed in our bank.  In addition, Carol L. Reid of Andover, MA was elected to our Board of Directors.  A career professional with over 30 years of senior-level business and financial experience, Carol most recently served as Vice President of Finance/Chief Accounting Officer and Corporate Controller of Avid Technology Inc. headquartered in Tewksbury, MA.  A highly-respected financial expert, Carol is a graduate of Northeastern University and earned an MBA at Boston University.

During the fall, the bank received all necessary approvals to begin major renovations at the site of our new Andover office at 8 High Street.  Construction is underway and barring any unforeseen weather delays, we anticipate moving from the 63 Park Street location to 8 High Street late in 2006.  The building, which will house a full-service branch, investment management and trust offices, commercial and construction lending offices, and private meeting rooms will be a tremendous asset as it includes space to accommodate our growing customer base in Essex County.  We will be sharing more information about this very exciting project throughout the year.

During the fourth quarter, the bank continued to receive statewide recognition. In November, Enterprise Bank was honored by The Boston Club for its commitment to the advancement of professional women.  The bank was recognized at ceremonies attended by over 600 business leaders from across the Commonwealth.  In December, the Small Business Administration cited Enterprise Bank as the #1 SBA 504 lender in Massachusetts (statistics based on loan volume), a testament to the bank’s commitment to providing financing to a wide range of small businesses.

In late March, you will receive our 2005 annual report to shareholders, as well as proxy material in preparation for Enterprise Bancorp, Inc.’s annual meeting scheduled for Tuesday, May 2 at 4:00 p.m. at the Boston University Conference Center at 72 Tyng Road in Tyngsboro (Important:  Please note this change in location).  The annual meeting is truly a high point each year as it provides us a special opportunity to share our vision for the bank’s future growth and prosperity.

Thank you for your continued loyalty and support.

Sincerely,

George L. Duncan	Richard W. Main	John P. Clancy, Jr.
Chairman/CEO	President/Chief Lending Officer	Executive Vice President
Chief Operating Officer

Enterprise Bancorp, Inc. and Subsidiaries

STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

INTEREST AND DIVIDEND INCOME
Loans	$11,912	$8,704	$41,083	$32,280
Investment securities	1,636	1,784	6,996	7,095
Total short-term investments	14	161	227	393

Total interest and dividend income	13,562	10,649	48,306	39,768

INTEREST EXPENSE
Deposits	2,498	1,682	8,212	6,339
Repurchase agreements	3	9	73	46
Federal Home Loan Bank borrowings	500	5	742	86
Junior subordinated debentures	294	294	1,177	1,177

Total interest expense	3,295	1,990	10,204	7,648

NET INTEREST INCOME	10,267	8,659	38,102	32,120

Provision for loan losses	300	300	1,135	1,650

Net interest income after provision for loan losses	9,967	8,359	36,967	30,470

Non-interest income	1,642	1,703	6,435	6,977

Non-interest expense	(7,974)	(6,941)	(30,235)	(25,687)

Income before income taxes	3,635	3,121	13,167	11,760

Income tax expense	1,306	1,117	4,753	4,253

NET INCOME	$2,329	$2,004	$8,414	$7,507

EARNINGS PER SHARE
Basic earnings per share	$0.62	$0.54	$2.25	$2.06

Diluted earnings per share	$0.60	$0.52	$2.19	$1.97

Dividend per common share	$—	$—	$0.48	$0.43

Basic weighted average common shares outstanding	3,779,925	3,680,649	3,734,249	3,647,380

Diluted weighted average common shares outstanding	3,866,614	3,832,607	3,845,263	3,806,598

Enterprise Bancorp, Inc. and Subsidiaries

BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	December 31, 2005	December 31, 2004

ASSETS
Cash and due from banks	$32,950	$25,180
Total short-term investments	5,431	40,290
Investment securities	156,521	187,601

Loans	699,726	570,459
Allowance for loan losses	(12,050)	(10,923)
Net loans	687,676	559,536

Premises and equipment	11,530	11,914
Intangible assets	6,264	6,397
Other assets	18,105	17,253

TOTAL ASSETS	$918,477	$848,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$775,387	$768,644
Repurchase agreements	706	1,718
Federal Home Loan Bank borrowings	57,933	1,933
Junior subordinated debentures	10,825	10,825
Other liabilities	5,796	3,367
Total liabilities	850,647	786,487

Stockholders’ equity	68,363	60,043
Net unrealized appreciation (depreciation) on investment securities, net of taxes	(533)	1,641
Total stockholders’ equity	67,830	61,684
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$918,477	$848,171

Investment assets under management	$424,953	$363,250

Loans serviced for others	$22,938	$35,067

TOTAL ASSETS UNDER MANAGEMENT	$1,366,368	$1,246,488